Exhibit 1.1
Execution Version
VISA INC.
(a Delaware corporation)
€1,250,000,000 2.250% Senior Notes due 2028
€1,000,000,000 3.125% Senior Notes due 2033
€650,000,000 3.500% Senior Notes due 2037
€600,000,000 3.875% Senior Notes due 2044
UNDERWRITING AGREEMENT
Dated: April 30, 2025

VISA INC.
(a Delaware corporation)
€1,250,000,000 2.250% Senior Notes due 2028
€1,000,000,000 3.125% Senior Notes due 2033
€650,000,000 3.500% Senior Notes due 2037
€600,000,000 3.875% Senior Notes due 2044
UNDERWRITING AGREEMENT
April 30, 2025
J.P. Morgan Securities plc
Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Bank PLC
Lloyds Bank Corporate Markets plc
Merrill Lynch International
Bank of China (Europe) S.A.
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
RBC Europe Limited
Standard Chartered Bank
The Toronto-Dominion Bank
U.S. Bancorp Investments, Inc.
Wells Fargo Securities International Limited
Siebert Williams Shank & Co., LLC
Penserra Securities LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
c/o J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom
Banco Bilbao Vizcaya Argentaria, S.A.
C/ Sauceda, 28 - Edificio Asia 2nd Floor
28050, Madrid
Spain
Barclays Bank PLC
1 Churchill Place
London E14 5HP
United Kingdom
Lloyds Bank Corporate Markets plc
33 Old Broad Street
London EC2N 1HZ
United Kingdom

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Ladies and Gentlemen:
Visa Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule A (the “Underwriters”), acting severally and not jointly, the respective principal amounts set forth in such Schedule A of the Company’s €1,250,000,000 2.250% Senior Notes due 2028 (the “2028 Notes”), €1,000,000,000 3.125% Senior Notes due 2033 (the “2033 Notes”), €650,000,000 3.500% Senior Notes due 2037 (the “2037 Notes”) and €600,000,000 3.875% Senior Notes due 2044 (the “2044 Notes” and together with the 2028 Notes, the 2033 Notes and the 2037 Notes, the “Notes”). J.P. Morgan Securities plc, Banco Bilbao Vizcaya Argentaria, S.A., Barclays Bank PLC, Lloyds Bank Corporate Markets plc and Merrill Lynch International have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.
The Notes will be issued pursuant to an indenture, dated as of December 14, 2015 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). Certain terms of the Notes will be established pursuant to an Officers’ Certificate in accordance with the Base Indenture, to be dated as of May 15, 2025 (together with the Base Indenture, the “Indenture”). In connection with the issuance of the Notes, the Company will enter into a Paying Agency Agreement (the “Agency Agreement”), to be dated as of May 15, 2025, between the Company and Elavon Financial Services DAC, UK Branch, as paying agent (the “Paying Agent”).
The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” on Form S-3 (File No. 333-280966) covering the public offering and sale of certain securities of the Company, including the Notes, under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Notes, which time shall be considered the “new effective date” of such registration statement with respect to the Notes within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to the Rule 430B. Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time (as defined below), are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Notes in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”). In addition, unless the context otherwise requires, any reference in this Agreement to the preliminary prospectus or the Prospectus shall be deemed to include the Canadian preliminary offering memorandum dated April 30, 2025 and the Canadian offering memorandum dated the date hereof, each relating to the Company and the offering of the Notes.
As used in this Agreement:
“Applicable Time” means 2:40 P.M., New York City time, on April 30, 2025 or such other time as agreed by the Company and the Representatives.
“General Disclosure Package” means each Issuer General Use Free Writing Prospectus and the most recent preliminary prospectus furnished to the Underwriters for general distribution to investors prior to the Applicable Time, all considered together.
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Notes that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule B hereto.
“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”) incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, at or after the Applicable Time.
The Company hereby confirms its agreements with the Underwriters as follows:
Section 1    Representations and Warranties.
(a)    Representations and Warranties by the Company. The Company represents and warrants to each Underwriter at the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:
(i)    Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and the Notes have been and remain eligible for registration by the Company on such automatic shelf registration statement. The Registration Statement and any post-effective amendment thereto have become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement and any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied in all material respects with each request (if any) from the Commission for additional information. In addition, the Indenture has been duly qualified under the Trust Indenture

Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).
Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act. Each preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act, and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical in all substantive respects to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.
The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made (A) as to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act, or (B) in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information in (a) the last paragraph of the cover page regarding delivery of the Notes, (b) the list of Underwriters and their respective participation in the sale of the Notes under the heading “Underwriting,” (c) the first paragraph under the heading “Underwriting—Commissions and Discounts,” (d) the fifth sentence of the first paragraph under the heading “Underwriting—New Issue of Notes,” (e) the first and second paragraphs under the heading “Underwriting—Price Stabilization and Short Positions” and (f) the second paragraph under the heading “Underwriting—Other Relationships” (collectively, the “Underwriter Information”).
(ii)    Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, when such documents incorporated by reference were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made (A) as to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act, or (B) in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished by any Underwriter through the Representatives shall be the Underwriter Information.
(iii)    Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.
(iv)    Distribution of Offering Material By the Company. Each electronic road show or other written communications listed on Schedule C hereto (each a, “Company Additional Written Communication”), when taken together with the General Disclosure Package, did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Company Additional Written Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.
(v)    Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the 1933 Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 under the 1933 Act and (D) at the Applicable Time, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).
(vi)    Company Not An Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and at the Applicable Time, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.
(vii)    Independent Accountants. KPMG LLP, who certified the financial statements and supporting schedules of the Company incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants with respect to the Company as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board.
(viii)    Financial Statements; Non-GAAP Financial Measures. The financial statements of the Company incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and said financial statements comply as to form with the applicable accounting requirements of the 1933 Act and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial data incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(ix)    No Material Adverse Change in Business. Except as otherwise stated therein, since the date of the most recent financial statements included or incorporated by reference in the General Disclosure Package or the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting the business, financial position or results of operations of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Change”).
(x)    Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under, and to consummate the transactions contemplated in, this Agreement, the Indenture, the Agency Agreement and the Notes. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing, singly or in the aggregate, would not reasonably be expected to result in a material adverse effect in the business, financial position or results of operations of the Company and its subsidiaries considered as one enterprise (each, a “Material Adverse Effect”).
(xi)    Good Standing of Subsidiaries. Each of Visa Europe Limited, Visa International Service Association, Visa U.S.A. Inc. and Visa Worldwide Pte. Limited (each, a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for such security interests, mortgages, pledges, liens, encumbrances, claims or equities that singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Significant Subsidiaries are the only “significant subsidiaries” of the Company as such term is defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.
(xii)    Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(xiii)    Authorization of the Indenture. The Indenture has been duly qualified under the Trust Indenture Act and duly authorized, executed and delivered by the Company, and the Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
(xiv)    Authorization of the Agency Agreement. The Agency Agreement has been duly authorized, executed and delivered by the Company, and the Agency Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
(xv)    Authorization of the Notes. The Notes to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Time, will have been duly executed by the Company and, when duly authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.
(xvi)    Description of the Notes, the Indenture and the Agency Agreement. The Notes, the Indenture and the Agency Agreement conform in all material respects to the descriptions thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus.
(xvii)    Accuracy of Statements. The statements in each of the Registration Statement, the General Disclosure Package and the Prospectus under the captions “Description of Notes” and “Description of Debt Securities” in each case insofar as such statements purport to constitute a summary of the terms of the Notes, fairly present and summarize, in all material respects, the matters referred to therein; and the statements in each of the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute a summary of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, fairly present and summarize, in all material respects, the matters referred to therein.
(xviii)    Absence of Violations, Defaults and Conflicts. The execution, delivery and performance by the Company of this Agreement, the Indenture, the Agency Agreement and the Notes and the consummation of the transactions contemplated herein and therein do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach or violation of, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to (i) the terms of any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (ii) the provisions of the charter, by-laws or similar organizational document of the Company or any of its subsidiaries, or (iii) any law, statute, rule, regulation, judgment, order, writ or decree of any governmental agency or body (a “Governmental Entity”) having jurisdiction over the Company or any of its subsidiaries or any of its or their properties or assets, except in the case of clauses (i), (ii) (other than with respect to the Company) and (iii) hereof, any such breach, violation, default or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries that would not (1) singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (2) adversely affect in a material respect the ability of the Company to perform its obligations under the Indenture, the Agency Agreement, the Notes or this Agreement, or would otherwise be material in the context of the sale of the Notes.
(xix)    Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity involving the Company or any of its subsidiaries or its or their property that is now pending or, to the knowledge of the Company, threatened, which would (i) singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) adversely affect in any material respect the ability of the Company to perform its obligations under the Indenture, the Agency Agreement, the Notes or this Agreement, or would otherwise be material in the context of the sale of the Notes.
(xx)    Absence of Further Requirements. No filing with, or authorization, approval, consent or order of, any Governmental Entity is necessary or required for the performance by the Company of its obligations under this Agreement, the Indenture, the Agency Agreement or the Notes, in connection with the offering, issuance or sale of the Notes or the consummation of the transactions contemplated in this Agreement, the Indenture, the Agency Agreement or the Notes, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the Trust Indenture Act, the securities laws of any state or non-U.S. jurisdiction or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”).
(xxi)    Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except for any such proceedings as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xxii)    Accounting Controls and Disclosure Controls. The Company and its subsidiaries maintain a system of internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto; and the Company’s system of internal control over financial reporting is effective in all material respects to perform the functions for which it was established and the Company is not aware of any material weaknesses in its internal control over financial reporting. The Company and its subsidiaries maintain a system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are effective at a reasonable assurance level to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(xxiii)    Compliance with the Sarbanes-Oxley Act. Since March 25, 2008, there is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
(xxiv)    Investment Company Act. The Company is not required, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).
(xxv)    Absence of Manipulation. The Company has not taken, nor will the Company take, directly or indirectly, any action which might reasonably be expected to cause or result in, or which constitutes, the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.
(xxvi)    Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, controlled affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or, since March 25, 2008, has taken any action, directly or indirectly, that could reasonably be expected to result in a violation in any material respect by such persons of either (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act 2010 (the “Bribery Act”) and the Company, its subsidiaries and, to the knowledge of the Company, its controlled affiliates have conducted their businesses in compliance in all material respects with the FCPA and the Bribery Act and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(xxvii)    Money Laundering Laws. The operations of the Company and its subsidiaries are and, since March 25, 2008, have been, conducted at all applicable times in all material respects in compliance with all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(xxviii)    OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate is an individual or entity (a “Person”) currently the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury of the United Kingdom (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (which, as of the date of this Agreement, includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine as defined in and identified pursuant to Executive Order 14065 as applicable, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela) in violation of applicable sanctions. The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the sale of the Notes or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of comprehensive Sanctions. The Underwriters agree that the representation in this clause (xxvi)is provided to (A) each Underwriter domiciled in the European Union only if and to the extent that it does not result in a violation of any provision of the Council Regulation (EC) No. 2271/96 of 22 November 1996, as amended (the “Blocking Regulation”) (or any law or regulation implementing such Blocking Regulation in any member state of the European Union), (B) each Underwriter domiciled in the United Kingdom only if and to the extent that it does not result in a violation of the Blocking Regulation as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom, or (C) each Underwriter domiciled in Germany only if and to the extent that it does not result in a violation of Section 7 of the German Trade Regulation (Außenwirtschaftsverordnung).
(xxix)    Cyber Security; Data Protection. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all the Company’s and its subsidiaries’ material information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the Company’s knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, nor any incidents under internal review or investigations relating to the same that would reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except, in each case, for such non-compliance that would not, singly or in the aggregate, be expected to have a Material Adverse Effect.
(b)    Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.
Section 2    Sale and Delivery to Underwriters; Closing.
(a)    The Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, (i) at a purchase price of 99.262% of the principal amount thereof, plus accrued interest, if any, from May 15, 2025 to the Closing Time hereunder, the principal amount of 2028 Notes set forth opposite the name of such Underwriter in Schedule A, (ii) at a purchase price of 99.643% of the principal amount thereof, plus accrued interest, if any, from May 15, 2025 to the Closing Time hereunder, the principal amount of 2033 Notes set forth opposite the name of such Underwriter in Schedule A, (iii) at a purchase price of 99.055% of the principal amount thereof, plus accrued interest, if any, from May 15, 2025 to the Closing Time hereunder, the principal amount of 2037 Notes set forth opposite the name of such Underwriter in Schedule A and (iv) at a purchase price of 98.301% of the principal amount thereof, plus accrued interest, if any, from May 15, 2025 to the Closing Time hereunder, the principal amount of 2044 Notes set forth opposite the name of such Underwriter in Schedule A.
(b)    The Closing Time. Delivery of certificates for the Notes in global form (collectively, the “Global Notes”) to be purchased by the Underwriters and payment therefor shall be made at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York, or at such other place as shall be agreed upon by the Representatives and the Company, at or around 9:00 A.M. (London time) on May 15, 2025, or such other time not later than ten business days after such date as the Representatives and the Company shall mutually agree (such time and date of payment and delivery being herein called “Closing Time”).
(c)    Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the General Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Applicable Time as the Representatives, in their sole judgment, have determined is advisable and practicable.
(d)    Payment for the Notes. Payment for the Notes shall be made to the Company at the Closing Time by wire transfer of immediately available funds to a bank account designated by the Company.
It is understood that each Underwriter has authorized the Representatives, for their respective accounts, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase. The Representatives may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.
(e)    Delivery of the Notes. The Company shall deliver, or cause to be delivered, for the accounts of the several Underwriters, the Global Notes in the name of a common depositary or its nominee on behalf of Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), at the Closing Time, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in such names and denominations as the Representatives shall have requested at least two full business days prior to the Closing Time and shall be made available for inspection on the business day preceding the Closing Time at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriters.
(f)    Other. Barclays Bank PLC or such other Representative as the Underwriters may appoint to settle the Notes (the “Settlement Bank”) acknowledges that the Notes represented by the Global Notes will initially be credited to an account (the “Commissionaire Account”) for the benefit of the Settlement Bank, the terms of which include a third-party beneficiary clause (‘stipulation pour autrui’) with the Company as the third-party beneficiary and provide that such Notes are to be delivered to others only against payment of the net subscription monies for the Notes (i.e., less the commissions and expenses to be deducted from the subscription monies) into the Commissionaire Account on a delivery against payment basis. The Settlement Bank acknowledges that (i) the Notes represented by the Global Notes shall be held to the order of the Company as set out above and (ii) the net subscription monies for the Notes (i.e., less the commissions and expenses to be deducted from the subscription monies) received in the Commissionaire Account will be held on behalf of the Company until such time as they are transferred to the Company’s order. The Settlement Bank undertakes that the net subscription monies for the Notes (i.e., less the commissions and expenses to be deducted from the subscription monies) will be transferred to the Company’s order promptly following receipt of such monies in the Commissionaire Account. The Company acknowledges and accepts the benefit of the third-party beneficiary clause (‘stipulation pour autrui’) pursuant to the Civil Code of Belgium and Luxembourg, as applicable, in respect of the Commissionaire Account.
Section 3    Covenants of the Company. The Company covenants and agrees with each Underwriter as follows:
(a)    Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B, and will promptly advise the Representatives (i) when, prior to termination of the offering of the Notes, any post-effective amendment to the Registration Statement or any new registration statement relating to the Notes shall become effective or any amendment or supplement to the General Disclosure Package or the Prospectus shall have been used or filed, as the case may be, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the

General Disclosure Package or the Prospectus, including any document incorporated by reference therein, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such reasonable steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop, prevention or suspension order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.
(b)    Continued Compliance with Securities Laws. If at any time when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representatives notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object. The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.
(c)    Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts. The signed copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(d)    Distribution of Offering Material By the Company. The Company has not distributed and will not distribute, prior to the later of the Closing Time and the completion of the Underwriters’ distribution of the Notes, any offering materials other than the Company Additional Written Communication without the prior consent of the Representatives.

(e)    Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(f)    Blue Sky Qualifications. The Company will use its reasonable efforts, in cooperation with the Underwriters, to qualify or register the Notes for offering and sale under (or obtain exemptions from the application of) the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Notes pursuant to this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
(g)    Rule 158. As soon as practicable, the Company will make generally available to its securityholders an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act (which may be satisfied by filing with the Commission’s EDGAR system).
(h)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”
(i)    Listing. The Company will use its reasonable best efforts to cause the Notes to be listed for trading on the New York Stock Exchange (the “NYSE”) as promptly as practicable after the issuance of the Notes and, upon such listing, will use its best efforts to maintain such listing and satisfy the requirements for such continued listing.
(j)    Clear Market. During the period commencing on the date hereof and ending at the Closing Time, the Company will not, without the prior written consent of the Representatives (which consent may not be unreasonably withheld), directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the Notes or any debt securities of the Company that are substantially similar to the Notes, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the 1933 Act with respect to any of the foregoing. The foregoing sentence shall not apply to the Notes to be sold hereunder.
(k)    Final Term Sheet. The Company will prepare a final term sheet (“Final Term Sheet”) containing only a description of the final terms of the Notes and their offering, in a form approved by the Underwriters and attached as Schedule D hereto, and acknowledges that the Final Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in Section 3(k) hereof.
(l)    Issuer Free Writing Prospectuses. The Company agrees that, unless it obtains the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees that, unless it obtains the prior written consent of the Company, other than one or more term sheets relating to the Notes containing customary information and conveyed to purchasers of Notes, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. The Company and the Representatives each represent that it has treated, or agrees that it will treat, each such free writing prospectus consented to, or deemed consented to, by the Representatives or the Company as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping.
(m)    No Manipulation of Price. The Company will not take, directly or indirectly, any action which might reasonably be expected to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the unlawful stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes.
Section 4    Payment of Expenses.
(a)    Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including without limitation (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of such copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto as may, in each case, be reasonably requested for use in connection with the offering and sale of the Notes and any costs associated with electronic delivery of any of the foregoing, (iii) the preparation, issuance and delivery of the Notes to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes to the Underwriters, (iv) all costs and expenses incurred in connection with the preparation and execution of this Agreement, the Indenture and the Agency Agreement, (v) the fees and disbursements of the Company’s counsel, accountants and other advisors, (vi) solely to the extent applicable to this offering, the qualification of the Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable and documented fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, in an amount not to exceed $10,000.00, (vii) costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, and travel and lodging expenses of the representatives and officers of the Company and any such consultants, (viii) solely to the extent applicable to this offering, the filing fees incident to, and the reasonable and documented fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA, if required, of the terms of the sale of the Notes, (ix) any fees payable in connection with the rating of the Notes by the rating agencies, (x) the fees and expenses of the Trustee and the Paying Agent, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture, the Agency Agreement and the Notes, (xi) the fees and expenses of making the Notes eligible for clearance and settlement through the facilities of Clearstream and Euroclear, (xii) all expenses and application fees in connection with the listing of the Notes on the NYSE and (xiii) all other fees, costs and expenses incurred in connection with the performance of its obligations hereunder for which provision is not otherwise made in this Section.
It is understood, however, that, except as provided in this Section 4(a) and in Section 4(b) hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Notes by them, and any advertising expenses in connection with any offers they may make, pro rata (based on the principal amount of the Notes that such Underwriter agreed to purchase hereunder) (with respect to each Underwriter, the “Pro Rata Expenses”).
(b)    Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) or (iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
Section 5    Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
(a)    Effectiveness of Registration Statement, etc. Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the Securities Act Regulations. The Registration Statement has become effective and, at the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection to the use of the Registration Statement pursuant to Rule 401(g)(2) has been received by the Company, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information.
(b)    Opinion and Negative Assurance Letter of Counsel for the Company and Certificate of the Company. At the Closing Time, the Representatives shall have received, each dated the Closing Time, (i) the favorable opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters to the effect set forth in Exhibit A-1 hereto, and (ii) a certificate of Ryan Takemoto, Senior Vice President, Chief Counsel: Litigation & Competition of the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such certificate for each of the other Underwriters to the effect set forth in Exhibit A-2 hereto, in each case to such further effect as counsel to the Underwriters may reasonably request.
(c)    Opinion and Negative Assurance Letter of Counsel for the Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion and negative assurance letter, each dated the Closing Time, of Kirkland & Ellis LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the matters reasonably requested by the Representatives. In giving such opinion, such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.
(d)    Officer’s Certificate. At the Closing Time, the Representatives shall have received a certificate of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) since the date of the most recent financial statements of the Company and its consolidated subsidiaries, incorporated by reference in the General Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) the conditions specified in Section 5(a) hereof have been satisfied.
(e)    Accountant’s Comfort Letter for the Company. At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.
(f)    Bring-down Comfort Letter for the Company. At the Closing Time, the Representatives shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(e) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g)    No Important Changes. Since the execution of this Agreement or the respective dates of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, there shall not have occurred any Material Adverse Change, except as set forth in or contemplated in the General Disclosure Package and the Prospectus, the effect of which is, in the reasonable judgment of the Representatives (other than a defaulting Underwriter under Section 10 hereof), so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus.
(h)    Ratings Letters. Since the execution of this Agreement, there shall not have been any decrease in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.
(i)    Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such further information, documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated.
(j)    Clearance and Settlement. The Notes are eligible for clearance and settlement through the facilities of Clearstream and Euroclear.
(k)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive any such termination and remain in full force and effect.
Section 6    Indemnification.
(a)    Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)) its selling agents, officers and directors and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
(i)    against any and all loss, liability, claim, damage and expense, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)    against any and all loss, liability, claim, damage and expense, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company;
(iii)    against any and all expense, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.
(b)    Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.
(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company; provided that, in each case, such counsel shall be reasonably satisfactory to the indemnified party. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)    Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, unless such failure to reimburse the Indemnified Person is based on a dispute with a good faith basis as to either the obligation of the Indemnifying Person arising under this Section 6 to indemnify the Indemnified Person or the amount of such obligation and the Indemnifying Party shall have notified the Indemnified Party of such good faith dispute prior to the date of such settlement.
Section 7    Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Notes as set forth on the cover of the Prospectus.
The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Notes underwritten by it and distributed to the public.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates, officers, directors and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.
Section 8    Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Company and (ii) delivery of and payment for the Notes.
Section 9    Termination of Agreement.
(a)    Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time, (i) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which on the financial markets is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering of the Notes or to enforce contracts for the sale of the Notes, or (ii) if trading in the Company’s common stock has been suspended or materially limited by the Commission or the NYSE, or (iii) if trading generally on the NYSE or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other Governmental Entity, or (iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to the Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either Federal, New York State, United Kingdom or European Union authorities.
(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive such termination and remain in full force and effect.
Section 10    Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
(i)if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Notes to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(ii)if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.
No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.
In the event of any such default which does not result in a termination of this Agreement either the Representatives or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
Section 11    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives, care of (a) J.P. Morgan Securities plc at 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom; Tel No: +44 (0) 20 7773 9098; Email: LeadManagedBondNotices@barclayscorp.com; Attention: Head of Debt Syndicate, (b) Banco Bilbao Vizcaya Argentaria, S.A. at C/ Sauceda, 28 - Edificio Asia 2nd Floor 28050, Madrid, Spain; Attention: DCM, (c) Barclays Bank PLC at 1 Churchill Place, London E14 5HP, United Kingdom; Attention: Debt Syndicate, (d) Lloyds Bank Corporate Markets plc at 33 Old Broad Street, London EC2N 1HZ; Tel No: +44 20 7050 6060; Email: CB-MarketsFinancing-BondSyndicate@LloydsBanking.com; Attention: Bond Syndicate; and (e) Merrill Lynch International at 2 King Edward Street, London EC1A 1HQ, United Kingdom; Tel No:+44 (0)20 7995 3966; Email: dcm_london@bofa.com; Attention Syndicate Desk; and notices to the Company shall be directed to it at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999, attention of Dan Gordon, Senior Vice President, Chief Corporate Counsel, with a copy to Sue Choi, Vice President, Legal and Assistant Secretary.

Section 12    No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (b) in connection with the offering of the Notes and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or any of its subsidiaries or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Notes or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Notes except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Notes and the Company has consulted its own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate.
Section 13    Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons, Affiliates, selling agents, officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors and said controlling persons, Affiliates, selling agents, officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 14    Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 15    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.
Section 16    Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
Section 17    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
Section 18    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

Delivery of an executed Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 19    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 20    Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
Section 21    Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, its subsidiaries and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.
Section 22    General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement shall not become effective until the execution of this Agreement by the parties hereto. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.
Section 23    Contractual Recognition of Bail-In.
(a)    Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding among the parties hereto, the parties to this Agreement acknowledge and accept that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledge, accept, and agree to be bound by:
(i)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each Covered Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:
(A)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
(B)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Covered Underwriter or another person, and the issue to or conferral on the Company of such shares, securities or obligations;
(C)    the cancellation of the BRRD Liability; or

(D)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(ii)    the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
For purposes of this Section 23(a),
“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;
“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;
“BRRD Liability” means a liability in respect of which the relevant Bail-in Powers in the applicable Bail-in Legislation may be exercised;
“Covered Underwriter” means any Underwriter subject to Bail-in Powers;
“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time; and
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to any Covered Underwriter.
(b)    Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding among the parties hereto, the parties to this Agreement acknowledge and accept that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledge, accept, and agree to be bound by:
(i)    the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of each Covered Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:
(A)    the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;
(B)    the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the relevant Covered Underwriter or another person, and the issue to or conferral on the Company of such shares, securities or obligations;
(C)    the cancellation of the UK Bail-in Liability; or
(D)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii)    the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.
For the purposes of this Section 23(b),
“Covered Underwriter” means any Underwriter subject to UK Bail-in Powers;
“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);
“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised; and
“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.
Section 24    Recognition of U.S. Special Resolution Regimes.
(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 25    Agreement Among Managers. By executing this Agreement, each of the Underwriters hereby agrees to be bound by the provisions of the International Capital Markets Association Agreement Among Managers Version 1/New York Law Schedule (the “Agreement Among Managers”), save that clause 3 of the Agreement Among Managers shall be deleted in its entirety and replaced with Section 10 of this Agreement and, in the event of any conflict between the provisions of the Agreement Among Managers and this Agreement, the terms of this Agreement shall prevail. For the purposes of the Agreement Among Managers, “Managers” means the Underwriters, “Lead Managers” means the Underwriters, “Settlement Lead Manager” means Barclays Bank PLC, “Stabilizing Manager” means Barclays Bank PLC and “Subscription Agreement” means this Agreement.
Section 26    EU MiFID/UK MiFIR Product Governance Rules.
(a)    Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID II Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the MiFID II Product Governance Rules: Banco Bilbao Vizcaya Argentaria, S.A. (the “EU Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the MiFID II Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Registration Statement, the General Disclosure Package and the Prospectus and any announcements in connection with the Notes; and (ii) the Underwriters (other than the EU Manufacturer) and the Company each note the application of the MiFID II Product Governance Rules and each acknowledge the target market and distribution channels identified as applying to the Notes by the EU Manufacturer and the related information set out in the Registration Statement, the General Disclosure Package and the Prospectus and any announcements in connection with the Notes.
(b)    Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules: (i) J.P. Morgan Securities plc, (ii) Banco Bilbao Vizcaya Argentaria, S.A., (iii) Barclays Bank PLC, (iv) Lloyds Bank Corporate Markets plc and (v) Merrill Lynch International (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledge to each other UK Manufacturer that they understand the responsibilities conferred upon them under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Registration Statement, the General Disclosure Package and the Prospectus and any announcements in connection with the Notes; and (ii) the Underwriters (other than the UK Manufacturers) and the Company each note the application of the UK MiFIR Product Governance Rules and each acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturers and the related information set out in the Registration Statement, the General Disclosure Package and the Prospectus and any announcements in connection with the Notes.
Section 27    Stabilization. The Company hereby authorizes the Stabilizing Manager to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Regulation (EU) No 596/2014 and Commission Delegated Regulation (EU) 2016/1052, and by the price stabilizing rules of the UK Financial Conduct Authority. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company and any loss resulting from overallotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Nothing contained in this paragraph shall be construed so as to require the Company to issue in excess of the aggregate principal amount of Notes specified in Schedule A hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.
Section 28    Judgment Currency. The Company agrees to indemnify each of the Underwriters, its directors, officers, employees and affiliates and each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any loss incurred by the Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours,

VISA INC.

By:	/s/ Chris Suh
	Name:	Chris Suh
	Title:	Executive Vice President, Chief Financial Officer
[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED by the Underwriters listed in Schedule A hereto, as of the date first above written:

By: J.P. MORGAN SECURITIES PLC

By:	/s/ Stephen L. Sheiner
Name:	Stephen L. Sheiner
Title:	Executive Director
[Signature Page to Underwriting Agreement]

By: BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Adrien Ferrando
	Name:	Adrien Ferrando
	Title:	DCM Bond Origination

By:	/s/ Steffen Thiemann
	Name:	Steffen Thiemann
	Title:	DCM Bond Origination
[Signature Page to Underwriting Agreement]

By: BARCLAYS BANK PLC

By:	/s/ Mirrette Grant
	Name:	Mirrette Grant
	Title:	Authorised Signatory
[Signature Page to Underwriting Agreement]

By: LLOYDS BANK CORPORATE MARKETS PLC

By:	/s/ Wei Qiang Lim
	Name:	Wei Qiang Lim
	Title:	Associate Director
[Signature Page to Underwriting Agreement]

By: MERRILL LYNCH INTERNATIONAL

By:	/s/ Angus Reynolds
	Name:	Angus Reynolds
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

By: BANK OF CHINA (EUROPE) S.A.

By:	/s/ Jinchun Zhang
	Name:	Jinchun Zhang
	Title:	Head of EU DCM Centre
[Signature Page to Underwriting Agreement]

By: CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Abraham Omotoso
	Name:	Abraham Omotoso
	Title:	Delegated Signatory
[Signature Page to Underwriting Agreement]

By: DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Kevin Prior
	Name:	Kevin Prior
	Title:	Managing Director

By:	/s/ Shamit Saha
	Name:	Shamit Saha
	Title:	Director
[Signature Page to Underwriting Agreement]

By: GOLDMAN SACHS & CO. LLC

By:	/s/ Rishi Mathur
	Name:	Rishi Mathur
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

By: HSBC BANK PLC

By:	/s/ Elizabeth Newton
	Name:	Elizabeth Newton
	Title:	Senior Legal Counsel
[Signature Page to Underwriting Agreement]

By: RBC Europe Limited

By:	/s/ Ivan Browne
	Name:	Ivan Browne
	Title:	Duly Authorised Signatory
[Signature Page to Underwriting Agreement]

By: STANDARD CHARTERED BANK

By:	/s/ Rajan Bagri
	Name:	Rajan Bagri
	Title:	Managing Director, Debt Capital Markets
[Signature Page to Underwriting Agreement]

By: THE TORONTO-DOMINION BANK

By:	/s/ Frances Watson
	Name:	Frances Watson
	Title:	Managing Director, Transaction Advisory
[Signature Page to Underwriting Agreement]

By: U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Emily Hartley
	Name:	Emily Hartley
	Title:	Director
[Signature Page to Underwriting Agreement]

By: WELLS FARGO SECURITIES INTERNATIONAL LIMITED

By:	/s/ Damon Mahon
	Name:	Damon Mahon
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

By: SIEBERT WILLIAMS SHANK & CO., LLC

By:	/s/ Arion Williams
	Name:	Arion Williams
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

By: PENSERRA SECURITIES LLC

By:	/s/ John Pascente
	Name:	John Pascente
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

By: R. SEELAUS & CO., LLC

By:	/s/ Jim Brucia
	Name:	Jim Brucia
	Title:	Managing Director, Co-Head of Capital Markets
[Signature Page to Underwriting Agreement]

By: SAMUEL A. RAMIREZ & COMPANY, INC.

By:	/s/ Robert W. Hong
	Name:	Robert W. Hong
	Title:	Managing Director
[Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriters	Aggregate Principal Amount of 2028 Notes to be Purchased	Aggregate Principal Amount of 2033 Notes to be Purchased	Aggregate Principal Amount of 2037 Notes to be Purchased	Aggregate Principal Amount of 2044 Notes to be Purchased
J.P. Morgan Securities plc	€137,500,000	€110,000,000	€71,500,000	€66,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	137,500,000	110,000,000	71,500,000	66,000,000
Barclays Bank PLC	137,500,000	110,000,000	71,500,000	66,000,000
Lloyds Bank Corporate Markets plc	137,500,000	110,000,000	71,500,000	66,000,000
Merrill Lynch International	137,500,000	110,000,000	71,500,000	66,000,000
Bank of China (Europe) S.A.	50,000,000	40,000,000	26,000,000	24,000,000
Citigroup Global Markets Limited	50,000,000	40,000,000	26,000,000	24,000,000
Deutsche Bank AG, London Branch	50,000,000	40,000,000	26,000,000	24,000,000
Goldman Sachs & Co. LLC	50,000,000	40,000,000	26,000,000	24,000,000
HSBC Bank plc	50,000,000	40,000,000	26,000,000	24,000,000
RBC Europe Limited	50,000,000	40,000,000	26,000,000	24,000,000
Standard Chartered Bank	50,000,000	40,000,000	26,000,000	24,000,000
The Toronto-Dominion Bank	50,000,000	40,000,000	26,000,000	24,000,000
U.S. Bancorp Investments, Inc.	50,000,000	40,000,000	26,000,000	24,000,000
Wells Fargo Securities International Limited	50,000,000	40,000,000	26,000,000	24,000,000
Siebert Williams Shank & Co., LLC	26,875,000	21,500,000	13,975,000	12,900,000
Penserra Securities LLC	11,875,000	9,500,000	6,175,000	5,700,000
R. Seelaus & Co., LLC	11,875,000	9,500,000	6,175,000	5,700,000
Samuel A. Ramirez & Company, Inc.	11,875,000	9,500,000	6,175,000	5,700,000
Total	€1,250,000,000	€1,000,000,000	€650,000,000	€600,000,000
Schedule A

SCHEDULE B
Issuer Free Writing Prospectuses
1.    Final Term Sheet for the 2028 Notes, the 2033 Notes, the 2037 Notes and the 2044 Notes.
Schedule B

SCHEDULE C
Electronic Road Shows and Other Written Communications
1.    Investor Presentation, dated as of April 29, 2025
Schedule C

SCHEDULE D
Final Term Sheet
Schedule D

VISA INC.
April 30, 2025
€1,250,000,000 2.250% Senior Notes due 2028 (the “2028 Notes”)
€1,000,000,000 3.125% Senior Notes due 2033 (the “2033 Notes”)
€650,000,000 3.500% Senior Notes due 2037 (the “2037 Notes”)
€600,000,000 3.875% Senior Notes due 2044 (the “2044 Notes”)

Issuer:	Visa Inc.

Ratings (Moody’s / S&P):*	Aa3/AA-

Aggregate Principal Amount Offered:	€1,250,000,000 for the 2028 Notes €1,000,000,000 for the 2033 Notes €650,000,000 for the 2037 Notes €600,000,000 for the 2044 Notes

Trade Date:	April 30, 2025

Settlement Date:	May 15, 2025 (T+10)**

Maturity Date:	May 15, 2028 for the 2028 Notes May 15, 2033 for the 2033 Notes May 15, 2037 for the 2037 Notes May 15, 2044 for the 2044 Notes

Coupon (Interest Rate):	2.250% per annum for the 2028 Notes 3.125% per annum for the 2033 Notes 3.500% per annum for the 2037 Notes 3.875% per annum for the 2044 Notes

Price to Public (Issue Price):	99.462% of the principal amount for the 2028 Notes 99.993% of the principal amount for the 2033 Notes 99.480% of the principal amount for the 2037 Notes 98.801% of the principal amount for the 2044 Notes

Net Proceeds (before expenses):	€1,240,775,000 for the 2028 Notes €996,430,000 for the 2033 Notes €643,857,500 for the 2037 Notes €589,806,000 for the 2044 Notes

Benchmark Bund:	OBL 2.200% due April 13, 2028 for the 2028 Notes DBR 2.300% due February 15, 2033 for the 2033 Notes DBR 4.000% due for January 4, 2037 the 2037 Notes DBR 3.250% due for July 4, 2042 the 2044 Notes

Benchmark Bund Price and Yield:	101.240; 1.763% for the 2028 Notes 100.190; 2.272% for the 2033 Notes 114.110; 2.583% for the 2037 Notes 106.145; 2.794% for the 2044 Notes

Spread to Benchmark Bund:	+67.5 basis points for the 2028 Notes +85.4 basis points for the 2033 Notes +97.1 basis points for the 2037 Notes +117.2 basis points for the 2044 Notes

Schedule D

Mid-Swap Yield:	1.958% for the 2028 Notes 2.326% for the 2033 Notes 2.504% for the 2037 Notes 2.566% for the 2044 Notes

Spread to Mid-Swap:	+48 basis points for the 2028 Notes +80 basis points for the 2033 Notes +105 basis points for the 2037 Notes +140 basis points for the 2044 Notes

Issue Yield:	2.438% for the 2028 Notes 3.126% for the 2033 Notes 3.554% for the 2037 Notes 3.966% for the 2044 Notes

Interest Payment Date:	Annually on May 15, commencing May 15, 2026.

Redemption for Tax Reasons:
The Company may redeem all, but not less than all, of any series of notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the notes to, but excluding, the date fixed for redemption.

Optional Redemption Provisions:
Each series of notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon as if the notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus the applicable Spread for such notes (as set forth in the table below).

	Series	Par Call Date	Spread
	2028 Notes	April 15, 2028	10 bps
	2033 Notes	February 15, 2033	15 bps
	2037 Notes	February 15, 2037	15 bps
	2044 Notes	November 15, 2043	20 bps

Schedule D

Each series of notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.
In each case, accrued interest will be payable to, but excluding, the redemption date.
“Comparable Government Bond” means, with respect to Notes redeemed prior to the applicable Par Call Date, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the applicable Par Call Date of the Notes or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any Redemption Date, the yield to maturity (rounded to three decimal places, with 0.0005 being rounded upwards) of the Comparable Government Bond on the third Business Day prior to the Redemption Date, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company and calculated in accordance with generally accepted market practice at such time.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

CUSIP Number:	92826C AU6 for the 2028 Notes 92826C AV4 for the 2033 Notes 92826C AW2 for the 2037 Notes 92826C AX0 for the 2044 Notes

ISIN:	XS3063724325 for the 2028 Notes XS3063724598 for the 2033 Notes XS3063724754 for the 2037 Notes XS3063725058 for the 2044 Notes

Common Code:	306372432 for the 2028 Notes 306372459 for the 2033 Notes 306372475 for the 2037 Notes 306372505 for the 2044 Notes

Schedule D

Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to the Company and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Additional Amounts:	The Company will, subject to certain exceptions and limitations, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes then due and payable.

Listing:	The Company intends to apply to list the notes on the New York Stock Exchange and expects trading in the notes to begin within 30 days after the date of their issuance.

Joint Book-Running Managers:
J.P. Morgan Securities plc
Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Bank PLC
Lloyds Bank Corporate Markets plc
Merrill Lynch International
Bank of China (Europe) S.A.
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
RBC Europe Limited
Standard Chartered Bank
The Toronto-Dominion Bank
U.S. Bancorp Investments, Inc.
Wells Fargo Securities International Limited

Co-Managers:	Siebert Williams Shank & Co., LLC Penserra Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.
Schedule D

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**The issuer expects that delivery of the notes will be made, against payment for the notes, on the tenth business day following the date of the pricing of the notes. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding their date of delivery may be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade prior to the business day preceding their date of delivery should consult their own legal and financial advisors.
The notes will be represented by beneficial interests in fully registered permanent global notes (the “international global notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about May 15, 2025 with a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”). Any notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable. Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each applicable interest payment.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling J.P. Morgan Securities plc at +44-207-134-2468, Banco Bilbao Vizcaya Argentaria, S.A. at +1-800-422-8692, Barclays Bank PLC at 1-888-603-5847, Lloyds Bank Corporate Markets plc at +44 20 7050 6060 or Merrill Lynch International at +1-800-294-1322.
No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the notes will not be made available to any retail investor in the EEA.
No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared as the notes will not be made available to any retail investor in the UK.
Manufacturer target market (MiFID II/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).
Relevant stabilization regulations including FCA/ICMA will apply.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Schedule D